Exhibit 99.1

Carolina Financial Corporation Announces Closing of Public Offering of Common Stock

CHARLESTON, SC, Dec. 14  /GlobeNewswire/ -- Carolina Financial Corporation (NASDAQ: CARO), the parent company of CresCom Bank, announced today the closing of an underwritten public offering of 2,262,296 shares of its common stock, including 295,082 shares sold pursuant to the underwriters’ exercise in full of their option to purchase additional shares, at a price to the public of $15.25 per share. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, were approximately $32.2 million. The Company intends to use the net proceeds from the offering to support organic and acquisitive growth and for general corporate purposes, which may include contributing a portion of the proceeds to CresCom Bank as additional capital.

Raymond James & Associates, Inc. and Keefe, Bruyette & Woods, Inc. served as book-running managers, and Sandler O’Neill + Partners, L.P. served as co-manager.

The shares were issued pursuant to a prospectus supplement filed as a part of the shelf registration statement on Form S-3 originally filed with the Securities and Exchange Commission on August 31, 2015, subsequently amended on September 18, 2015 and declared effective on September 29, 2015.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering was made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, (800)-248-8863.

About Carolina Financial Corporation

Carolina Financial Corporation is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of September 30, 2015, Carolina Financial Corporation had approximately $1.3 billion in total assets and Crescent Mortgage Company originated loans in 45 states and partnered with approximately 2,000 community banks, credit unions and mortgage brokers. During 2014, CresCom Bank completed two branch acquisitions and grew from 11 to 26 branch locations. In addition, in 2014 the Company added loan production offices in Greenville, S.C., and Wilmington, N.C. In August 2015, the Company opened a full service branch in Greenville, SC.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changing market conditions, the Company’s ability to complete the offering, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its other filings with the SEC. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.